FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”), dated April 26, 2005, is by and between Insight North America, Inc., an Arizona corporation (“Company”), and Dino D. Farfante (“Executive”).

RECITALS

A. Executive is currently employed by Company in the position of President.

B.	Executive and Insight Direct Worldwide, Inc., an affiliate of Company, entered into an employment agreement on November 23, 2004, which agreement was assigned to Company with the consent of Executive, and amended in the course of such assignment, on February 23, 2005 (the “Employment Agreement”).

C.	Company and Executive mutually desire to modify the current employment relationship and provide for an orderly termination of Executive’s employment, all on terms staisfactory to both Company and Executive, as set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment Relationship. Executive will continue to serve as President of Company through May 1, 2005 (the “Notice Date”). With the intent of amending Sections 1 and 2 of the Employment Agreement, at May 1, 2005, and without the requirement of any further action by Company or Executive, Executive will cease serving as President of Company and as an officer of any affiliate of Company and hereby resigns as a Director of any entity controlled by or under common control with Company. Executive will continue as an employee of Company, reporting directly to the Chief Executive Officer of Insight Enterprises, Inc. (“IEI”), for a period of ninety days from the date hereof ending July 25, 2005 (the “Date of Termination”). From and after the Date of Termination, Executive’s employment by the Company shall end for all purposes, and Executive shall have no further rights or duties as an employee of Company or any of its affiliates. The period from the Notice Date through the Date of Termination may be referred to herein as the “Notice Period.” During the Notice Period, Executive will have access to Company premises, systems or network only by invitation (other than a Company voicemail box), will not have any duties other than as requested by the Chief Executive Officer of IEI, will not have any Company title and will not have any authority to act for or on behalf of the Company or to bind the Company in any way (unless pursuant to an express written delegation of authority from the Chief Executive Officer of IEI). Company and Executive agree that this Amendment, even if not executed and delivered, also serves as notice pursuant to Section 6(b) of the Employment Agreement and that, if executed and delivered, the compensation and benefits described in this Amendment will be in lieu of and not in addition to any compensation and benefits which might be contemplated by Section 6(b) of the Employment Agreement.

2. Compensation.

a. First and Second Calendar Quarter 2005. During the Notice Period, Executive shall be entitled to receive his base salary and 100% of incentive compensation earned with the respect to the first calendar quarter of 2005 pursuant to that certain 2005 Compensation Plan for the President of Insight North America, Inc. (the “2005 Compensation Plan”), each to be paid according to customary practices of the Company. Executive shall also be entitled to 100% of the incentive compensation, to the extent earned, under the 2005 Compensation Plan with the respect to the second calendar quarter of 2005, also to be paid in accordance with the customary practices of the Company. Executive shall not be entitled to any incentive compensation with respect to the third or fourth calendar quarters of 2005 (or for the year ending December 31, 2005 as a whole) under the 2005 Compensation Plan or otherwise.

b. Continued Compensation. Immediately following the expiration of the Notice Period, Company will pay Executive, in one lump sum payment, continued compensation required by Section 6(c) of the Employment Agreement, calculated as twice Executive’s current rate of pay less salary paid to Executive during the Notice Period, and any accrued and untaken vacation pay.

c. Incentive Compensation. Immediately following the expiration of the Notice Period, Company will pay Executive, in one lump sum payment, incentive compensation required by Section 6(d) of the Employment Agreement, calculated as twice Executive’s bonus (as the bonus is disclosed in the IEI Proxy Statement for the 2005 Annual Meeting of Stockholders) for the year ended December 31, 2003 or 2004, whichever is larger.

d. Deductions. Company shall deduct all required and authorized deductions from payments made pursuant to this Amendment.

3. Benefits. During the Notice Period, Executive’s eligibility to participate in benefit plans offered by Company shall continue to be governed by Section 6(e) of the Employment Agreement, but, as an amendment to Sections 3(c) and 3(d) of the Employment Agreement, Company and Executive agree that Executive will not participate in any new or additional grants of stock options, restricted stock, restricted stock units or other equity-based plans established by Company or IEI or in any other incentive compensation or benefit plan other than as described in this Amendment. For the purpose of clarity, Company and Executive agree that, with respect to options to acquire shares of the common stock of Insight Enterprises, Inc. granted prior to the date hereof, such options shall continue to vest through the Date of Termination and will be governed by the terms of the plan or plans pursuant to which the options were granted, except that Executive shall have ninety-five (95) days following the Date of Termination to exercise any vested options to acquire shares of the common stock of IEI. Beginning as of the Date of Termination, Executive and each eligible dependent who constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended, will be eligible to continue benefits coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for the time period prescribed pursuant to COBRA. Executive acknowledges that Company has provided him with information concerning his obligations and time requirements to secure COBRA benefits, and Company agrees to provide Executive with any changes made to those obligations and requirements prior to the Date of Termination.

4. Restrictive Covenants. Section 10 of the Employment Agreement is hereby amended by deleting subsection (b) and inserting the following therefor:

(b) Non-Solicitation. Executive recognizes that Company’s customers are valuable and proprietary resources of Company. Accordingly, Executive agrees that for a period of one (1) year following his termination of employment, and only so long as Company is continuously not in default of its obligations to provide payments or employment-type benefits to Executive hereunder or under any other agreement, covenant, or obligation, he will not directly or indirectly, through his own efforts or through the efforts of another person or entity (i) solicit business in the Restricted Territory for or in connection with any Competing Business from any individual or entity which obtained products or services from Company and with whom Executive has had any contact directly or indirectly at any time during Executive’s employment with Company, (ii) solicit business for or in connection with a Competing Business from any individual or which may have been solicited by Executive on behalf of Company or (iii) solicit, hire or engage employees of Company.

5. Release and Covenant Not to Sue.

a. Executive understands and agrees that with respect to this Section 5 the term “Company” refers to Company and its parents, subsidiaries and affiliates, and the officers, directors, shareholders, agents, predecessors, successors, assigns, and current and past employees and representatives of each and all of the foregoing. Executive, for Executive and, as applicable, Executive’s respective agents, attorneys, successors, and assigns, hereby fully, forever, irrevocably, and unconditionally releases Company from any and all claims, charges, complaints, liabilities, and obligations of any nature whatsoever, which Executive may have against Company, whether now known or unknown, and whether asserted or unasserted, arising from any event or omission occurring prior to execution of this Agreement. Without limiting the foregoing, this release includes any and all claims arising out of or which could arise out of the employment relationship between Executive and Company and the termination of that employment, including but not limited to: (i) any and all claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, Section 1981 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Equal Pay Act, the Family Medical Leave Act, ERISA, COBRA, the Worker Adjustment and Retraining Notification Act, the Arizona Civil Rights Act, state and local civil rights laws, Arizona wage payment laws and any similar laws in other states; (ii) any and all Executive Orders (governing fair employment practices) which may be applicable to Company; and (iii) any other provision or theory of law. This release may be pled as a complete bar and defense to any claim brought by Executive with respect to the matters released in this Agreement. This release does not waive claims that may arise after the date this Agreement is signed; however, Executive agrees that by signing, delivering and not revoking this Agreement and by accepting the compensation and benefits stated in Sections 2 and 3, above, respectively, Executive will be deemed to have repeated and given the foregoing releases at the Date of Termination.

b. Executive acknowledges and agrees that the consideration Executive is receiving under this Amendment is sufficient consideration to support the release of all entities identified in this Section 5, and that there is consideration given in addition to anything of value to which Executive is already entitled.

c. Executive acknowledges and agrees that Executive is not aware of any facts or circumstances that could be the basis for a valid claim or charge of discrimination or harassment against Company. Executive represents and warrants to Company that Executive has not filed, or caused to be filed, any claim or charge with any adjudicative body, regulatory body, or agency arising out of his employment. Executive agrees that by signing, delivering and not revoking this Amendment and by accepting the compensation and benefits stated in Sections 2 and 3, above, respectively, Executive will be deemed to have repeated and made the foregoing statements, representations, warranties and agreements at the Date of Termination.

6. Review. Executive has been advised that he has up to twenty-one (21) days from the date he is presented with this Amendment to consider this Amendment. If Executive executes this Amendment before the expiration of twenty-one (21) days, he acknowledges that he has done so for the purpose of expediting the resolution of this matter and that he has expressly waived his right to take twenty-one (21) days to consider this Amendment. To accept the offer in this Amendment, Executive must sign and return the Amendment to the Company, within the 21-day period, at the following address: Insight Enterprises, Inc., 1305 West Auto Drive, Tempe, Arizona 85284, Attention: Richard A. Fennessy, Chief Executive Officer.

7. Revocation. Executive may revoke this Amendment for a period of seven (7) days after he signs it. Executive agrees that if he elects to revoke this Amendment, he will notify the Chief Executive Officer of IEI (at the above address) in writing on or before the expiration of the revocation period. Receipt by IEI on behalf of Company of proper and timely notice of revocation from Executive cancels and voids this Amendment. Provided that Executive does not provide a notice of revocation, this Amendment will become effective upon expiration of the revocation period.

8. Testimony; Assistance. If Executive has knowledge of or is alleged to have knowledge of any matters which are the subject of any pending, threatened or future litigation involving IEI, Company or any of its affiliates, Executive will make himself available to testify if and as necessary. Executive will also make himself available to the attorneys representing IEI or Company, as applicable, in connection with any such litigation or dispute for such purposes as they may deem necessary or appropriate, including but not limited to the review of documents, discussion of the case and preparation for any legal proceedings. This Amendment is not intended to and shall not be construed so as to in any way limit or affect the testimony which Executive gives in any such proceedings. Further, it is understood and agreed that Executive will at all times testify fully, truthfully and accurately, whether in deposition, hearing, trial or otherwise.

9. Dispute Resolution. Company and Executive agree that any and all disputes arising under, pertaining to or touching upon this Agreement, or the statutory rights or obligations of either party hereto, shall, if not settled by negotiation, be subject to the dispute resolution procedures set forth in the Employment Agreement. This Section 9 shall survive any termination of this Amendment or the Employment Agreement or both.

10. Governing Law. This Amendment shall be governed by and interpreted in accordance with the laws of the State of Arizona.

11. Defined Terms. Capitalized terms used and not defined in this Amendment shall have the meanings given to them in the Employment Agreement.

12. Section 16 Reporting. Executive represents and warrants to Company that all reportable transactions under Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereto, through the date hereof have been reported and agrees to notify the Corporate Counsel of IEI of any reportable transactions through January 31, 2006.

13. Severability. If any one or more of the provisions or parts of a provision contained in this Amendment shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision or part of a provision of this Amendment, but this Amendment shall be reformed and construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained herein and such provisions or part thereof shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted by law. Any such reformation shall be read as narrowly as possible to give the maximum effect to the mutual intentions of Executive and Company.

Insight North America, Inc.,
an Arizona corporation

By: /s/ Richard A. Fennessy	/s/ Dino Farfante Dino Farfante

Name: Richard A. Fennessy
Title: Chief Executive Officer